UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 29, 2014

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1271 Avenue of the Americas

New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

212-522-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in Time Inc.’s (the “Company”) Information Statement filed as Exhibit 99.1 to Amendment No. 4 to the Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission (“SEC”) on May 8, 2014 (the “Information Statement”), in connection with the spin-off (the “Spin-off”) of the Company from Time Warner Inc. (“Time Warner”), the Company entered into a credit agreement, dated as of April 24, 2014 (the “Credit Agreement”), with the subsidiary guarantors party thereto, the lenders party thereto and Citibank, N.A., as administrative agent. The Credit Agreement provides for, among other things, a term loan facility in an initial principal amount of $700 million (the “Term Loan”). On May 29, 2014, the Company borrowed the full committed amount of $700 million under the Term Loan.

As previously disclosed in the Information Statement, the Company expects to use a portion of the proceeds from the Term Loan to fund the repayment in cash of the outstanding balance of a note (the “IPC Note”) issued by a wholly owned subsidiary of the Company to a wholly owned subsidiary of Time Warner in connection with the Company’s acquisition of the Company’s U.K. publishing business, and to use the remaining proceeds from the Term Loan to declare and distribute a special cash dividend to Time Warner (the “Special Dividend”). The Company expects that the amount needed to repay the IPC Note will be approximately $121 million and the amount of the Special Dividend will be approximately $590 million.

All then-outstanding principal and interest under the Term Loan will be due and payable on April 24, 2021, the date that is seven years after the date of the execution of the Credit Agreement. Borrowings under the Term Loan bear interest at a rate equal to an applicable margin plus, at the Company’s option, either a base rate calculated in a customary manner or a eurocurrency rate calculated in a customary manner. The applicable margin for the Term Loan is 2.25% for base rate loans and 3.25% for eurocurrency rate loans (subject to a eurocurrency “floor” equal to 1.00%). Subject to certain exceptions, the Term Loan requires the Company to prepay certain amounts outstanding thereunder with the net cash proceeds of certain asset sales, casualty events and issuances of debt. If prepayment of the Term Loan is made on or prior to May 29, 2015, as a result of certain refinancing or repricing transactions, the Company will be required to pay a fee equal to 1.00% of the principal amount of the obligations so refinanced or repriced. The Credit Agreement contains customary restrictive covenants that impose significant operating and financial restrictions on the Company and its subsidiaries, including but not limited to restrictions on their ability to incur debt, create liens, pay dividends, make certain investments and dispose of certain assets.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which was attached as Exhibit 10.24 of Amendment No. 4 to the Company’s Registration Statement on Form 10, filed with the SEC on May 8, 2014, and is incorporated by reference into this Item 2.03.

Caution Concerning Forward-Looking Statements

This Current Report on Form 8-K includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the expected use of the proceeds of the Term Loan. These statements are based on the Company’s current expectations and beliefs and are subject to uncertainty and changes in circumstances, including, but not limited to, the successful completion of the Spin-off. More detailed information about these factors may be found in filings by the Company with the SEC, including its Registration Statement on Form 10, including amendments thereto, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter the forward-looking statements contained in this document, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC.

By:	/s/ Jeffrey J. Bairstow
	Name:	Jeffrey J. Bairstow
	Title:	Executive Vice President and Chief Financial Officer

Date: May 29, 2014